UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2009

THE AES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-12291	54-1163725
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

4300 Wilson Boulevard, Suite 1100 Arlington, Virginia	22203
(Address of principal executive offices)	(Zip code)

(703) 522-1315

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided under Item 3.02 below is incorporated by reference to this Item 1.01 in its entirety.

Item 3.02 Unregistered Sales of Equity Securities.

On November 6, 2009, The AES Corporation (the “Company”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Terrific Investment Corporation (“Investor”), a wholly-owned subsidiary of China Investment Corporation (“CIC”), pursuant to which the Company agreed to issue and sell to Investor 125,468,788 shares of the Company’s common stock for $12.60 per share, for an aggregate purchase price of $1.58 billion. Following the issuance of the shares of common stock, Investor’s ownership in the Company’s common stock will be approximately 15% percent of the Company’s total outstanding shares of common stock on a fully diluted basis.

The closing of the sale of the shares of common stock of the Company to Investor is subject to certain closing conditions. These closing conditions include the receipt of requisite regulatory approvals, including clearance by the U.S. Committee on Foreign Investments in the United States (CFIUS). In addition, Investor’s obligation to purchase the shares of common stock of the Company is subject to certain customary conditions, including that no material adverse change shall have occurred prior to closing with respect to the Company. The transaction is expected to close in the first quarter of 2010.

At the closing of the transaction, the Company and Investor would enter into a stockholder agreement (the “Stockholder Agreement”). Under the Stockholder Agreement, as long as Investor holds more than 5% of the outstanding shares of common stock of the Company, Investor will have the right to nominate one representative for election to the Board of Directors of the Company. In addition, until such time as Investor holds 5% or less of the outstanding shares of common stock, Investor has agreed to vote its shares in accordance with the recommendation of the Company on any matters submitted to a vote of the stockholders of the Company relating to the election of directors and compensation matters. Otherwise, Investor may vote such shares in its discretion. Further, under the Stockholder Agreement, Investor will be subject to a customary standstill restriction which generally prohibits Investor from purchasing additional securities of the Company beyond the 15% fully diluted ownership level acquired by it under the Stock Purchase Agreement. In addition, Investor has agreed to a lock-up restriction such that Investor would not sell its shares for a period of 12 months following the closing, subject to certain exceptions. The standstill and lock-up restrictions also terminate at such time as Investor holds 5% or less of the outstanding shares of common stock. Investor will have certain registration rights and preemptive rights under the Stockholder Agreement with respect to its shares of common stock of the Company.

A copy of the Stock Purchase Agreement is attached as Exhibit 10.1 to this Report, the terms of which are incorporated herein by reference. The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement.

Also on November 6, 2009, the Company and California executed a letter of intent with respect to a possible 35% investment by Investor in the Company’s global wind energy business (other than Brazil). The purchase price for such 35% interest is expected to be $571 million. The letter of intent is generally non-binding and is subject to documentation of definitive agreements as well as due diligence by CIC of the Company’s wind business. There can be no assurance that the parties will execute definitive agreements with respect to the wind transaction or, if such agreement is executed, whether such transaction will be consummated.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement dated November 6, 2009, between The AES Corporation and Terrific Investment Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
(Registrant)

	By:	/s/ VICTORIA D. HARKER
	Name:	Victoria D. Harker
	Title:	Executive Vice President and Chief Financial Officer

Date: November 10, 2009